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EXHIBIT - (a)(1)(i)

NEW YORK & COMPANY, INC.

OFFERING MEMORANDUM
RELATING TO OUR
OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
FOR
REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK
THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. EDT ON JUNE 29, 2009
UNLESS THIS OFFER IS EXTENDED OR TERMINATED

        New York & Company, Inc., which is sometimes referred to in this offering memorandum as the "Company," "New York & Company," "NWY," "our," "us" and "we," is offering certain associates of New York & Company and its subsidiaries the opportunity to exchange outstanding options to purchase shares of our common stock that have a per share exercise price equal to or greater than $12.43, which we refer to as "Eligible Options," for new options to purchase fewer shares of our common stock at a lower exercise price and an equal fair value, which we refer to as "Replacement Options," on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the "Offer" and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the "Option Exchange Program." In this offering memorandum, when we refer to a "Section," unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption "This Offer," which begins on page 10.

        Under the listing rules of the New York Stock Exchange ("NYSE"), stockholder approval is required in order for the Option Exchange Program to be implemented. If stockholder approval is not obtained at our Annual Meeting of Stockholders on June 29, 2009 (the "Annual Meeting"), we will not be able to implement the Option Exchange Program. In addition, our ability to close the Option Exchange Program immediately after the Annual Meeting, is contingent upon stockholder approval of the proposal in our 2009 Proxy Statement to increase the number of shares of common stock reserved for issuance under the 2006 Long-Term Incentive Plan.

        Each of the Eligible Option grants that may be exchanged pursuant to the Offer was granted under the New York & Company, Inc. 2006 Long-Term Incentive Plan, which we refer to as the "2006 Plan," or the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan, which we refer to as the "2002 Plan," and together as the "Plans." Replacement Options will be granted under the 2006 Plan upon the terms and subject to the conditions set forth in this offering memorandum. We will price and grant the Replacement Options on the date this Offer expires. Participation in the Option Exchange Program is voluntary.

        The Company's Chief Executive Officer and members of its board of directors are not eligible to participate in this Offer. An individual will be eligible to participate in the Option Exchange Program, provided that, during the entire period from and including June 1, 2009 through the date the Replacement Options are granted, which we refer to as the "Eligibility Period," he or she satisfies all of the following conditions:

  •
  Is employed by New York & Company, Inc. or one of its subsidiaries on the date the Offer commences, and

  •
  Continues to be an associate of New York & Company, Inc. or one of its subsidiaries and has not submitted or received a notice of termination on or prior to the date the Replacement Options are granted, and

  •
  Holds at least one Eligible Option.

        In this offering memorandum, we refer to the individuals who are eligible to participate in the Option Exchange Program as "Eligible Associates."

        Each Eligible Associate who participates in the Option Exchange Program will receive a Replacement Option grant to purchase shares of New York & Company common stock in exchange for each Eligible Option grant that is tendered and accepted for exchange in accordance with the terms of the Offer. The number of shares that will be covered by each Replacement Option grant will be determined according to an exchange formula intended to provide participating associates with Replacement Options that, in each case, have an estimated fair value (calculated as of the Replacement Option grant date) equal to the estimated fair value of his or her Eligible Options (also calculated as of the Replacement Option grant date) tendered for exchange, based upon the assumptions described in Section 8 ("Source and Amount of Consideration; Terms of Replacement Options"). The exchange ratio is based in part on the market price of the Company's common stock at the date of grant, currently expected to be June 29, 2009.

        If you are an Eligible Associate and you elect to exchange one or more Eligible Option grants, then, for each Eligible Option grant you elect to exchange, you must exchange all of that Eligible Option grant that remains unexercised and was granted to you on a single grant date at the same exercise price and with the same vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Option Exchange Program.

        All Eligible Options that are accepted pursuant to the Offer will be cancelled upon the expiration of the Offer (the "expiration date"), currently scheduled to expire at 5:00 p.m. EDT on June 29, 2009, unless this offer is extended by us. An Eligible Option grant that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Associate before the end of the Eligibility Period, in which event the Eligible Option grant will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Associate before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to the Offer, your election is accepted and you remain an Eligible Associate through the date we grant the Replacement Options, we will grant you a fewer number of Replacement Options, at a lower exercise price, under the 2006 Plan for the Eligible Options you have tendered for exchange. We expect the new grant date for the Replacement Options will be June 29, 2009, the date this Offer expires, unless this Offer is extended by us.

        Each Replacement Option grant will:

  •
  Have a per share exercise price equal to the closing price of the Company's common stock on the NYSE on the new grant date;

  •
  Have the same vesting schedule as the tendered Eligible Option grant, except that the vesting schedule for any options that are already vested or that will vest prior to the expiration date or that will vest within two years of the new option grant date will be reset such that those options will vest upon the two-year anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to the Company during the two-year period. Because we expect to grant the Replacement Options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended. Please see "Question 7. How are Replacement Options different from Eligible Options?" under "Summary Term Sheet" in this offering memorandum for an example of a Replacement Option vesting schedule;

  •
  Have the same expiration date as the exchanged Eligible Option grant; and

  •
  Have substantially the same terms and conditions as the exchanged Eligible Option grant, except for the lower new exercise price, the right to purchase fewer shares, the proportional adjustment of the vesting schedule to reflect the lower number of shares subject to the Replacement Option grant, and a minimum vesting requirement of two years from the new grant date as described above.

        Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

        This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7 ("Conditions of this Offer").

        Shares of our common stock are quoted on the NYSE under the symbol "NWY." On May 26, 2009, the closing stock price of our common stock as quoted on the NYSE was $3.42 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Option Exchange Program.

        As of May 26, 2009, options to purchase 4,458,048 shares of our common stock were granted and outstanding under the Company's Plans. Of these options, Eligible Associates held Eligible Options to purchase a total of 695,335 shares of our common stock. The shares of common stock issuable upon exercise of Eligible Options by Eligible Associates represent approximately 1.1% of the total shares of our common stock outstanding as of May 26, 2009, including shares subject to options granted and outstanding under all of the Company's Plans.

IMPORTANT

        If you wish to participate in the Option Exchange Program, you must complete an individualized Stock Option Exchange Program Election Form (the "Election Form"), which is included with this offering memorandum. Election Forms should be sent to New York & Company, Inc.:

  •
  By mail in the self-addressed, stamped envelope to New York & Company, Attn: Option Exchange Program, 450 West 33rd Street, New York , NY 10117-0131; or

  •
  By inter-office or hand mail to New York & Company Human Resources Department; or

  •
  By e-mail to OptionExchange@nyandcompany.com.

        To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on June 29, 2009, unless this Offer is extended. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

        The Company has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. The Company has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum, you must not rely upon that recommendation, information or representation as having been authorized by the Company.

        Nothing in this offering memorandum shall be construed to give any person the right to remain in the employ of New York & Company, Inc. or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law.

Nothing in this offering memorandum should be considered a contract or guarantee of employment, wages or compensation. The employment relationship between the Company and each associate remains "at will."

        The Company reserves the right to amend or terminate the Plans, or either of them, at any time, and the grant of an option under the Plans or this Offer, does not in any way obligate the Company to grant additional options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any option and any future options granted under any plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

 INDEX TO SUMMARY TERM SHEET

		Page
OPTION EXCHANGE PROGRAM DESIGN AND PURPOSE
1.	What is the Option Exchange Program?	1
2.	Why are we conducting the Option Exchange Program?	1
3.	What are Eligible Options?	1
4.	Who are Eligible Associates?	1
5.	Who is not eligible to participate in the Option Exchange Program?	2
6.	What are Replacement Options?	2
7.	How are Replacement Options different from Eligible Options?	2
8.	How many shares will I be able to purchase if I exercise a Replacement Option?	3
9.	How will the number of shares I will be entitled to purchase pursuant to a Replacement Option grant be determined?	3
10.	What is an exchange ratio and how is it determined?	4
11.	What is the Black-Scholes option valuation model?	4
12.	Do I have to participate in the Option Exchange Program?	4
13.	When must I be an Eligible Associate?	4
14.	Does participation in the Option Exchange Program create a right to continued employment?	5
15.	What happens if I leave the Company because my employment is terminated by the Company, or I otherwise become ineligible at any time during the Eligibility Period?	5
16.	Why can't I just be granted additional options?	5
17.	If I participate in the Option Exchange Program, what will happen to the Eligible Options that I exchange?	5
18.	What will happen to Eligible Options that I choose not to exchange?	5
19.	Will my participation in the Option Exchange Program affect my eligibility to receive future stock option grants?	5
20.	May the Company cancel this Offer?	5
21.	What are the conditions to this Offer?	5
ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE PROGRAM
22.	How do I participate in the Option Exchange Program?	6
23.	How will I know my options were exchanged?	6
24.	Is the Company required to accept my Eligible Options for exchange?	6
25.	How do I obtain information about all of my existing stock options?	6
26.	Must I submit my Eligible Option grant documents with my Election Form?	6
27.	What is the deadline to elect to participate in the Option Exchange Program?	7
28.	What will happen if my Election Form is not received as required by the deadline?	7
29.	May I withdraw or change my election?	7
30.	How do I withdraw or change my election?	7
31.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?	7
32.	May I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?	7
33.	May I select which portion of an Eligible Option grant to exchange?	7
34.	May I exchange both the vested and unvested portions of an Eligible Option grant?	7
35.	When will I receive my Replacement Option grant documents?	8

		Page
36.	What if my employment with the Company is terminated after the date the Replacement Options are granted?	8
37.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?	8
OTHER IMPORTANT QUESTIONS
38.	Are there any U.S. federal income tax consequences to my participation in the Option Exchange Program?	8
39.	How should I decide whether or not to participate?	8
40.	Is there an example of what would happen if I did participate and what would happen if I didn't?	9

 SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this Offer. We strongly encourage you to read the following questions and answers carefully as well as the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet and the Election Form. The decision to participate in the Option Exchange Program is an individual one; therefore, we suggest that you consult with your personal financial and tax advisors and review these questions and answers and other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Option Exchange Program.

        The questions and answers have been separated into three categories:

  •
  Option Exchange Program Design and Purpose

  •
  Administration and Timing of the Option Exchange Program

  •
  Other Important Questions

OPTION EXCHANGE PROGRAM DESIGN AND PURPOSE

1.     What is the Option Exchange Program?

        The Option Exchange Program is an offer to the Company's Eligible Associates, described further under "Question 4. Who are Eligible Associates?," to exchange outstanding stock options with exercise prices equal to or greater than $12.43 per share for a fewer number of Replacement Options with an equal fair value and an exercise price equal to the closing price of the Company's common stock on the NYSE on the date of grant of such Replacement Options. The date of grant is expected to be the closing of the Option Exchange Program, which is anticipated to occur on June 29, 2009, unless extended by us. Participation in the Option Exchange Program will be voluntary.

2.     Why are we conducting the Option Exchange Program?

        Stock options for associates are very important to the Company's compensation program. A number of the stock options that were granted in recent years are substantially "underwater," meaning that the exercise price, as of June 1, 2009, is substantially higher than the current trading price of the Company's stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our stock options is impaired. The Option Exchange Program has been designed to reinstate the retention and motivational value of our stock option program.

3.     What are Eligible Options?

        The options eligible for exchange under the Option Exchange Program will be both the outstanding non-qualified stock options and the incentive stock options granted to associates by the Company on or before April 2, 2007 with an exercise price equal to or greater than $12.43.

4.     Who are Eligible Associates?

        The Option Exchange Program is open to associates of the Company who hold Eligible Options, excluding the Chief Executive Officer. The program will not be available to any former associates or members of the Company's board of directors. An associate who tenders his or her options for exchange must also have been continuously employed with the Company, and be an Eligible Associate on the date of the new grant in order to receive the Replacement Options. If an optionee is no longer an associate with the Company for any reason on the date that the Option Exchange Program commences, that optionee cannot participate in the program. If an optionee is no longer an associate with the Company for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her options for exchange, such associate's tender will automatically be deemed withdrawn and he or she will not be able to participate in the Option Exchange Program. Such associate will retain his or her outstanding options in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested.

5.     Who is not eligible to participate in the Option Exchange Program?

        The following individuals are not eligible to participate in the Option Exchange Program:

  •
  Chief Executive Officer,

  •
  Members of the board of directors,

  •
  Retirees and terminated associates, and

  •
  Associates that have submitted or received a notice of termination on or prior to the date the Replacement Options are granted.

6.     What are Replacement Options?

        Replacement Options are the options that will be granted to Eligible Associates in exchange for tendered and accepted Eligible Options.

7.     How are Replacement Options different from Eligible Options?

        Each Replacement Option grant will represent the right to purchase fewer shares of our common stock at a lower exercise price per share than the Eligible Option grant for which it is exchanged. The exercise price of the Replacement Options will be equal to the closing price of the Company's common stock on the NYSE on the day the Offer expires and the Replacement Options are granted (currently expected to be June 29, 2009). Under the Option Exchange Program, Replacement Options will retain the same expiration date as the surrendered options subject to earlier expiration of the options upon termination of the employment of the optionee.

        Replacement Options will have the same vesting schedule as the tendered Eligible Options, except that the vesting schedule for any options that are already vested or that will vest prior to the expiration date or that will vest within two years of the new option grant date will be reset such that those options will vest upon the two-year anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to the Company during the two-year period. Because we expect to grant the Replacement Options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended. Please see below for an example of a Replacement Option vesting schedule.

        The other terms and conditions of each Replacement Option grant will be substantially similar to those of the surrendered options it replaces and will be set forth in an option agreement to be entered into as of the new option grant date. Each Replacement Option will be granted under the 2006 Plan.

        The following example shows the original vesting schedule for an Eligible Option grant that is exchanged and the new vesting schedule for the Replacement Option grant.

Example:

        This example assumes that the exchange offer expires on June 29, 2009, and Replacement Options are granted on June 29, 2009. John Doe was originally granted 2,000 non-qualified stock options on

March 21, 2007 with an exercise price of $16.00 per share. The original vesting schedule for the Eligible Options is as follows:

Vest Date:	03/21/08	03/21/09	03/21/10	03/21/11	03/21/12
% Vested:	15%	15%	20%	25%	25%
Shares Vested:	300	300	400	500	500

        John Doe has decided to take part in the Option Exchange Program and has exchanged his Eligible Options (2,000 non-qualified stock options with an exercise price of $16.00 per share) for a fewer number of Replacement Options with a lower exercise price. Accordingly, on June 29, 2009, John Doe is granted 1,587 Replacement Options at an exercise price equal to the closing price of the Company's stock on the grant date, which is assumed to be $3.42 per share in this example. The number of Replacement Options granted is determined by dividing the 2,000 Eligible Options by an exchange ratio of 1.26 (Please see "Question 10. What is an exchange ratio and how is it determined?" for a discussion of the exchange ratio). All Replacement Options will be unvested on the grant date. The new vesting schedule for this particular Replacement Option grant will be as follows:

Vest Date:	06/29/11	03/21/12
% Vested:	75%	25%
Shares Vested:	1,190	397

        In the new vesting schedule for the Replacement Options above, the 1,190 Replacement Options will vest on June 29, 2011 (the two-year anniversary of the new option grant date). The remaining Replacement Options will vest in accordance with the original vesting schedule of the tendered Eligible Options. The percentage of Replacement Options that vest on the two-year anniversary of the new option grant date will vary depending on the grant date and vesting schedule of the Eligible Options that are surrendered.

        You should also keep in mind that, as discussed below, if you exchange Eligible Options for Replacement Options and your employment with the Company is terminated, for any reason, before the shares subject to the Replacement Options vest, you will forfeit any unvested portion of your Replacement Options, even if the Eligible Options that you surrendered to receive the Replacement Options were vested at the time the Eligible Options were surrendered.

8.     How many shares will I be able to purchase if I exercise a Replacement Option?

        The number of shares you will be able to purchase on any given date will depend on the option's vesting schedule and its expiration date, which will be set forth in the grant documents for the Replacement Options.

9.     How will the number of shares I will be entitled to purchase pursuant to a Replacement Option grant be determined?

        The number of shares you will be entitled to purchase pursuant to a Replacement Option grant will be determined as follows:

  •
  Dividing (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Option grant you exchanged for the Replacement Option grant by (ii) the applicable exchange ratio; and

  •
  Rounding the resulting number to the nearest whole number.

10.   What is an exchange ratio and how is it determined?

        Each Eligible Option grant tendered for exchange will be exchanged for a Replacement Option grant representing the right to purchase a number of shares of the Company's common stock such that the Replacement Option grant will have a fair value equal to the fair value of the tendered options, based on the closing price of the Company's common stock on the NYSE as of the date the Option Exchange Program expires. The fair value of the Eligible Options and the Replacement Options will be calculated using the Black-Scholes option valuation model. Exchange ratios will vary based on the exercise price and remaining term of the tendered options, as well as the closing price of the Company's common stock on the date the Replacement Options are granted.

        The table below sets forth all Eligible Options as of May 26, 2009 and what the respective exchange ratios and the number of Replacement Options would be assuming the closing stock price on the expected grant date of June 29, 2009 is $3.42 per share.

Eligible Options				Replacement Options
Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)	Exchange Ratio	Option Grant Date	Shares Subject to Replacement Option Grant	Exercise Price (per share)
10-06-2004	234,335	$17.00	1.81	06-29-2009	129,467	$3.42
04-04-2005	30,000	$19.34	1.76	06-29-2009	17,045	$3.42
05-02-2005	8,500	$19.53	1.74	06-29-2009	4,885	$3.42
11-16-2005	4,000	$15.57	1.42	06-29-2009	2,817	$3.42
03-15-2006	160,000	$15.76	1.37	06-29-2009	116,788	$3.42
05-17-2006	36,500	$15.35	1.32	06-29-2009	27,652	$3.42
08-16-2006	10,000	$12.43	1.19	06-29-2009	8,403	$3.42
11-15-2006	500	$13.29	1.21	06-29-2009	413	$3.42
03-21-2007	118,000	$16.00	1.26	06-29-2009	93,651	$3.42
04-02-2007	93,500	$15.89	1.25	06-29-2009	74,800	$3.42

	695,335				475,921

11.   What is the Black-Scholes option valuation model?

        The Black-Scholes option valuation model is a widely-used and generally accepted option valuation methodology that provides an estimate of the fair value of a stock option. It is the same model the Company uses to value its stock options for financial statement reporting purposes.

12.   Do I have to participate in the Option Exchange Program?

        No. Participation in the Option Exchange Program is completely voluntary. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Option Exchange Program. Since the exchange ratios will be set on the expiration date, and the exercise price of the Replacement Options cannot be determined until the expiration date, you should consider, before the termination of this Offer, whether the changes in the market price of the Company's common stock between June 1, 2009 and the expiration date work in your favor or not when deciding whether or not to participate in the Option Exchange Program.

13.   When must I be an Eligible Associate?

        To participate in the Option Exchange Program, you must be an Eligible Associate throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (June 1, 2009), through the date the Replacement Options are granted (currently scheduled for June 29, 2009). If you are not an Eligible Associate throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged.

14.   Does participation in the Option Exchange Program create a right to continued employment?

        No. Your participation in the Option Exchange Program gives you no legal or other right to continued employment for any period.

15.   What happens if I leave the Company because my employment is terminated by the Company, or I otherwise become ineligible at any time during the Eligibility Period?

        If you are not an Eligible Associate for any reason at any time during the Eligibility Period, including on the date Replacement Options are granted (currently scheduled for June 29, 2009), any election you make to participate in the Option Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.

16.   Why can't I just be granted additional options?

        An additional grant of options to all Eligible Associates could have a negative effect on our stock dilution, outstanding shares and share price.

17.   If I participate in the Option Exchange Program, what will happen to the Eligible Options that I exchange?

        Eligible Options that are accepted for exchange under the Option Exchange Program will be cancelled on the date the Replacement Options are granted, which will be the date this Offer expires.

18.   What will happen to Eligible Options that I choose not to exchange?

        Eligible Options that you choose not to exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

19.   Will my participation in the Option Exchange Program affect my eligibility to receive future stock option grants?

        Participation or non-participation in the Option Exchange Program will have no effect on the Company's consideration to grant you stock options in the future. Your eligibility is determined under the terms and conditions of the Plans.

20.   May the Company cancel this Offer?

        The Company may, at its sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer. If this Offer is terminated, any options that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.

21.   What are the conditions to this Offer?

        This Offer is subject to a number of conditions, including the conditions described in Section 7. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer.

        Under the listing rules of the NYSE, stockholder approval is required in order for the Option Exchange Program to be implemented. If stockholder approval is not obtained at our Annual Meeting, we will not be able to implement the Option Exchange Program. In addition, our ability to close the Option Exchange Program immediately after the Annual Meeting, is contingent upon stockholder approval of the proposal in our 2009 Proxy Statement to increase the number of shares of common stock reserved for issuance under the 2006 Plan.

ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE PROGRAM

22.   How do I participate in the Option Exchange Program?

        Election instructions along with the required documentation to make your exchange election are enclosed with this offering memorandum. To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 5:00 p.m. EDT on June 29, 2009, unless this Offer is extended. Election Forms may be submitted by any one of the following methods:

  •
  Mailed in the self-addressed, stamped envelope to: New York & Company, Attn: Option Exchange Program, 450 West 33rd Street, New York, NY 10117-0131; or

  •
  Inter-office or hand mail to New York & Company Human Resources Department; or

  •
  Scanned and e-mailed to: OptionExchange@nyandcompany.com.

If you have any questions about the election process, please send an e-mail directly to OptionExchange@nyandcompany.com. You may also call (212) 884-2644, where you will have the ability to leave a voice message.

23.   How will I know my options were exchanged?

        If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a confirmation notice following the expiration of this Offer. The confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options, using the applicable exchange ratios determined on the expiration date, that have been granted to you and their exercise price.

24.   Is the Company required to accept my Eligible Options for exchange?

        We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept Eligible Options properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn.

25.   How do I obtain information about all of my existing stock options?

        To review the list of all your outstanding options, please contact Merrill Lynch at 1-800-216-1606.

26.   Must I submit my Eligible Option grant documents with my Election Form?

        No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

27.   What is the deadline to elect to participate in the Option Exchange Program?

        The deadline to participate in the Option Exchange Program is 5:00 p.m. EDT on June 29, 2009, unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 22.

        We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended.

28.   What will happen if my Election Form is not received as required by the deadline?

        If your Election Form is not received by us by 5:00 p.m. EDT on June 29, 2009, then you will not be able to participate in the Option Exchange Program and all stock options currently held by you will remain unchanged, including the exercise price and number of underlying shares.

29.   May I withdraw or change my election?

        Yes. You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 5:00 p.m. EDT on June 29, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

30.   How do I withdraw or change my election?

        You may withdraw this election by submitting a new properly completed and signed Election Form and checking off the DECLINE box, or the EXCHANGE box if you previously declined the Offer, prior to the expiration date in the same manner set forth in the answer to Question 22, and we must receive the new Election Form before the expiration of this Offer at 5:00 p.m. EDT on June 29, 2009. It is your responsibility to confirm that we have received your new Election Form before the expiration of this Offer. In all cases, the last Election Form submitted and received prior to the expiration of this Offer will prevail.

31.   If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?

        Yes. If you were issued more than one Eligible Option grant, you may make a separate election for each grant. If you elect to tender an Eligible Option grant for exchange, then you must exchange the entire unexercised portion of that grant. Partial exchanges of a grant are not permitted.

32.   May I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

        Yes, any remaining outstanding, unexercised Eligible Options may be exchanged.

33.   May I select which portion of an Eligible Option grant to exchange?

        No. If you choose to exchange an Eligible Option grant, all outstanding, unexercised Eligible Options under that grant must be exchanged.

34.   May I exchange both the vested and unvested portions of an Eligible Option grant?

        Yes. Each Eligible Option grant exchanged must be exchanged in its entirety, whether or not it is fully vested.

35.   When will I receive my Replacement Option grant documents?

        We will grant the Replacement Options on the day the Offer expires, at the same time as the Eligible Options you tendered to exchange are cancelled. We expect the offer to expire on June 29, 2009; we would expect to grant the Replacement Options on June 29, 2009. Grant documents for the Replacement Options will be mailed to you thereafter.

36.   What if my employment with the Company is terminated after the date the Replacement Options are granted?

        If your employment with the Company is terminated for any reason after the date Replacement Options are granted to you, you will have the same exercise rights, if any, under your Replacement Option grant that you would have had under the Eligible Option grant exchanged for that Replacement Option grant, but with respect to the smaller number of shares, lower exercise price, and a proportionally adjusted vesting schedule, beginning two years from the date the Replacement Options are granted. Since all Replacement Options will have a minimum vesting requirement of two years from the new grant date, if your employment is terminated prior to the two-year anniversary of the date the Replacement Options are granted, you will forfeit all of the Replacement Options granted to you.

37.   After I receive Replacement Options, what happens if my Replacement Options end up underwater?

        We are conducting the Option Exchange Program at this time because of New York & Company's stock price decline in recent years. We can provide no assurance as to the price of our common stock at any time in the future. Moreover, we cannot speculate on whether we will ever seek stockholder approval to conduct another exchange program at any time in the future should your Replacement Options end up underwater.

OTHER IMPORTANT QUESTIONS

38.   Are there any U.S. federal income tax consequences to my participation in the Option Exchange Program?

        If you accept this Offer, we believe, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your exchanged Eligible Options are cancelled or when your Replacement Options are granted. However, tax consequences may vary depending on each individual associate's circumstances. Included as part of this offering memorandum is information regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Option Exchange Program, including any state or local tax consequences.

39.   How should I decide whether or not to participate?

        The decision to participate must be each individual associate's personal decision, and it will depend largely on each associate's assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Option Exchange Program.

40.   Is there an example of what would happen if I did participate and what would happen if I didn't?

        Yes. The example below provides an illustration. If you have additional questions, please send an e-mail to OptionExchange@nyandcompany.com or call (212) 884-2644, where you will have the ability to leave a voice message.

Example:

        Jack Jones and Jane Smith are New York & Company associates. Jack and Jane each have an Eligible Option grant to acquire 1,000 shares of New York & Company stock at $17.00 per share. The Eligible Options were granted on October 6, 2004 and expire on October 6, 2014; all of Jack's and Jane's shares are fully vested as of June 29, 2009. The exercise price of $17.00 is substantially more than the market value of New York & Company stock on May 26, 2009, meaning Jack's and Jane's options are "underwater."

        New York & Company institutes an Option Exchange Program for its associates and offers to exchange Replacement Options for the Eligible Options Jack and Jane hold. The Replacement Options represent the right to acquire fewer shares at a lower per share exercise price.

        Jack decides to participate in the Option Exchange Program. He exchanges his Eligible Options to acquire 1,000 shares of stock and receives Replacement Options to acquire 552 shares of stock at an exercise price equal to the closing price of the Company's stock on the grant date, which is assumed to be $3.42 per share in this example. The number of Replacement Options granted was determined by dividing the 1,000 Eligible Options by an exchange ratio of 1.81 (Please see "Question 10. What is an exchange ratio and how is it determined?" for a discussion of the exchange ratio). His Replacement Options expire on October 6, 2014 as before; all 552 Replacement Options are unvested as of the new grant date and will vest on June 29, 2011 (Please see "Question 7. How are Replacement Options different from Eligible Options?" for a discussion of the new vesting schedule for Replacement Options).

        Jane decides to keep her Eligible Options to acquire 1,000 shares at $17.00 per share.

        Assuming Jack and Jane are continuously employed by the Company during the two-year period following the new grant date, New York & Company stock will have to reach at least $33.73 before the options expire on October 6, 2014, in order for Jane to be better off than Jack. If the price of New York & Company stock does not reach $33.73 before the options expire, then Jack will have made the better decision.

 THIS OFFER

        SECTION 1.    Eligibility; Number of Options; Expiration Date.

        Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the 2006 Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the expiration date.

        The Company's Chief Executive Officer and the members of its board of directors will not be eligible to participate in the Option Exchange Program. An individual will be eligible to participate in the Option Exchange Program, provided that during the entire Eligibility Period, which runs from and includes June 1, 2009 through the date the Replacement Options are granted, he or she satisfies all of the following conditions:

  •
  Is employed by New York & Company, Inc. or one of its subsidiaries on the date this exchange offer commences, and

  •
  Continues to be an associate of New York & Company, Inc. or one of its subsidiaries and has not submitted or received a notice of termination on or prior to the date the new options are granted, and

  •
  Holds at least one Eligible Option.

        Even if you are an Eligible Associate when the Option Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Associate throughout the entire Eligibility Period, including the date on which the Replacement Options are granted.

        This Offer's expiration date is 5:00 p.m. EDT on June 29, 2009, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the expiration date will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.

        Each Eligible Associate who participates in the Option Exchange Program will receive a Replacement Option grant to purchase shares of New York & Company common stock in exchange for each Eligible Option grant that is tendered and accepted for exchange in accordance with the terms of the Offer. The number of shares that will be covered by each Replacement Option grant will be determined according to an exchange formula intended to provide participating associates with Replacement Options that, in each case, have an estimated fair value (calculated as of the expiration date) equal to the estimated fair value of his or her Eligible Options (also calculated as of the expiration date) tendered for exchange, based upon the assumptions described in Section 8 ("Source and Amount of Consideration; Terms of Replacement Options"). The exchange ratio is based in part on the market price of the Company's common stock at the grant date, currently expected to be June 29, 2009 (the expiration date), unless this Offer is extended by us.

        If you are an Eligible Associate and you elect to exchange one or more Eligible Option grants, then, for each Eligible Option grant you elect to exchange, you must exchange all of that Eligible Option grant that remains unexercised and was granted to you on a single grant date at the same exercise price and with the same vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Option Exchange Program.

        All Eligible Options that are accepted pursuant to the Offer will be cancelled upon the expiration of the Offer, unless this offer is extended by us. An Eligible Option grant that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Associate before the end of the Eligibility Period, in which event the Eligible Option grant will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Associate before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to the Offer, your election is accepted and you remain an Eligible Associate through the date we grant the Replacement Options, each Replacement Option grant you receive will represent the right to purchase fewer shares at a lower exercise price per share than the Eligible Option grant for which it is exchanged. The exercise price of the Replacement Options will be equal to the closing price of the Company's common stock on the NYSE on the day the Offer expires and the Replacement Options are granted (currently expected to be June 29, 2009). Under the Option Exchange Program, each Replacement Option will retain the same expiration date as the surrendered options subject to earlier expiration of the option upon termination of the employment of the optionee.

        We will not grant any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio, when applied to an exchange of an Eligible Option for a Replacement Option, yields a fractional amount of shares, we will round to the nearest whole number of shares to be covered by that Replacement Option grant. Replacement Options will have the same vesting schedule as the tendered Eligible Options, except that the vesting schedule for any options that are already vested or that will vest prior to the expiration date or that will vest within two years of the new option grant date will be reset such that those options will vest upon the two-year anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to the Company during the two-year period. Because we expect to grant the Replacement Options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended. Please see "Question 7. How are Replacement Options different from Eligible Options?" under "Summary Term Sheet" in this offering memorandum for an example of a Replacement Option vesting schedule.

        The other terms and conditions of each Replacement Option grant will be substantially similar to those of the surrendered options it replaces and will be set forth in an option agreement to be entered into as of the new option grant date. Unless prevented by law or applicable regulations, each Eligible Option grant accepted for exchange and cancelled will be replaced with Replacement Options granted under the 2006 Plan.

        If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

        SECTION 2.    Purpose of this Offer.

        Stock options for associates are very important to the Company's compensation program and philosophy. A number of the stock options that were granted in recent years are substantially "underwater," meaning that the exercise price is higher than the current trading price of the Company's stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our outstanding stock options is impaired. The Option Exchange Program has been designed to improve the retention and motivational value of our stock option program.

        Except as otherwise disclosed in this Offer or in our filings with the U.S. Securities and Exchange Commission (the "SEC") that are incorporated by reference in this offering memorandum, as described under "Additional Information," as of the date of this offering memorandum, we presently have no plans, proposals or negotiations that relate to or would result in:

          (a)   any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

          (b)   any purchase, sale or transfer of a material amount of our assets;

          (c)   any material change in our indebtedness or capitalization;

          (d)   any change in our present board of directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

          (e)   any other material change in our corporate structure or business;

          (f)    our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

          (g)   our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (h)   the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

          (i)    the acquisition by any person of any of our securities or the disposition of any of our securities; or

          (j)    any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum. You must make your own decision whether to elect to exchange your options.

        SECTION 3.    Procedures for Electing to Exchange Options.

         Proper Exchange of Eligible Options.     If you wish to participate in the Option Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to New York & Company, Inc. by one of the following methods:

  •
  By mail in the self-addressed, stamped envelope to New York & Company, Attn: Option Exchange Program, 450 West 33rd Street, New York, NY 10117-0131; or

  •
  By inter-office or hand mail to New York & Company Human Resources Department; or

  •
  By e-mail to OptionExchange@nyandcompany.com.

        To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on June 29, 2009, unless this Offer is extended by us. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options, using the applicable exchange ratios determined on the expiration date, that have been granted to you and their exercise price.

        If we do not receive your Election Form by the expiration date, then you will not be able to participate in the Option Exchange Program, and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.

        The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.     We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement.     Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

        SECTION 4.    Withdrawal Rights.

        You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the expiration date (currently scheduled for 5:00 p.m. EDT on June 29, 2009). If the expiration date is extended by us, you can withdraw your tendered Eligible Options at any time until the expiration date as extended for this Offer.

        To validly withdraw tendered Eligible Options, you must submit a new Election Form. We must receive the new Election Form before the expiration date. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new Election Form indicating the withdrawal of your tendered Eligible Options before the expiration date. If you elect to withdraw an Eligible Option grant, you must withdraw the entire Eligible Option grant that was granted to you on the same grant date and with the same exercise price and vesting schedule. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the expiration date by following the procedures described in Section 3.

        Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Election Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

        SECTION 5.    Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

        Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the expiration date. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange and cancelled.

        If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the date the Offer expires. Grant documents for the Replacement Options will be mailed to you thereafter.

        If you cease to be an Eligible Associate at any time during the Eligibility Period, including the date the Replacement Options are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

        For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by e-mail. Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement Option grant documents after the new grant date.

        SECTION 6.    Price Range of Common Stock Underlying the Options.

        The following table sets forth the high and low sale prices for the common stock on the NYSE for the periods indicated:

	Market Price
	High	Low
Fiscal Year 2009
Second quarter (through May 26, 2009)	$6.11	$3.11
First quarter	$6.07	$1.79
Fiscal Year 2008
Fourth quarter	$3.00	$0.82
Third quarter	$12.12	$2.21
Second quarter	$9.97	$6.50
First quarter	$6.57	$4.49
Fiscal Year 2007
Fourth quarter	$8.20	$3.65
Third quarter	$9.58	$5.69
Second quarter	$13.87	$8.76
First quarter	$16.20	$13.30

        As of May 26, 2009, the closing price of our common stock as reported by the NYSE was $3.42 per share. There is no established trading market for associate stock options to purchase shares of our common stock.

        We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Option Exchange Program.

        SECTION 7.    Conditions of this Offer

        Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after June 1, 2009 and prior to the expiration date, our board of directors determines in its sole discretion to withdraw or terminate this Offer. Our board of directors retains the authority, in its sole discretion, to extend, amend, withdraw, or terminate this Offer.

        Under the listing rules of the NYSE, stockholder approval is required in order for the Option Exchange Program to be implemented. If stockholder approval is not obtained at our Annual Meeting, we will not be able to implement the Option Exchange Program. In addition, our ability to close the Option Exchange Program immediately after the Annual Meeting, is contingent upon stockholder approval of the proposal in our 2009 Proxy Statement to increase the number of shares of common stock reserved for issuance under the 2006 Plan.

        SECTION 8.    Source and Amount of Consideration; Terms of Replacement Options.

         Consideration.     Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of common stock of the Company under the 2006 Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be determined in accordance with the formula described below, subject to adjustments for any stock splits and similar events affecting the common stock of the Company and in accordance with the terms of the 2006 Plan pursuant to which the Replacement Option is granted.

        The number of shares underlying each Replacement Option grant will be determined according to an exchange formula that is intended to provide participating associates with Replacement Options having an estimated fair value (calculated as of the expiration date) equal to the estimated fair value of their surrendered Eligible Options (calculated as of the expiration date), based upon the assumptions described below. We will calculate the values of the surrendered Eligible Options and the Replacement Options using a Black-Scholes option valuation model. The number of shares subject to each Replacement Option grant will be determined by (a) calculating an exchange ratio equal to the value of a Replacement Option divided by the value of an Eligible Option exchanged for that Replacement Option, calculated as of the expiration date, and (b) dividing the number of shares subject to the Eligible Option grant by the applicable exchange ratio, adjusted, if necessary, to eliminate any fractional shares.

        We will not issue any Replacement Options exercisable for fractional shares. Instead, in each case where the exchange formula yields a fractional amount of shares, we will round to the nearest whole number of shares.

        The Black-Scholes option valuation model, as we will apply for the purposes of this Offer, will take into account (i) the closing price of our common stock on the NYSE on the expiration date, (ii) the exercise price of the option, (iii) the expected volatility of our common stock over the projected life of the option, (iv) the estimated expected life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our common stock.

        As of May 26, 2009, there were 59,915,950 shares of our common stock outstanding. If we receive and accept tenders from Eligible Associates of all Eligible Options (a total of options to purchase 695,335 shares) subject to the terms and conditions of this Offer, we will grant new Replacement Options to purchase a total of approximately 475,921 shares of our common stock, or less than 1% of the total shares of our common stock outstanding as of May 26, 2009.

        Terms of Replacement Options.     Each Replacement Option grant will represent the right to purchase fewer shares at a lower exercise price per share than the Eligible Option grant for which it is exchanged. The exercise price of the Replacement Options will be equal to the closing price of the Company's common stock on the NYSE on the day the Offer expires and the Replacement Options are granted (currently expected to be June 29, 2009). Under the Option Exchange Program, Replacement Options will retain the same expiration date as the surrendered options subject to earlier expiration of the options upon termination of the employment of the optionee.

        Replacement Options will have the same vesting schedule as the tendered Eligible Options, except that the vesting schedule for any options that are already vested or that will vest prior to the expiration date or that will vest within two years of the new option grant date will be reset such that those options will vest upon the two-year anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to the Company during the two-year period. Because we expect to grant the Replacement Options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended. Please see "Question 7. How are Replacement Options different from Eligible Options?" under "Summary Term Sheet" in this offering memorandum for an example of a Replacement Option vesting schedule.

        The other terms and conditions of each Replacement Option grant will be substantially similar to those of the surrendered options it replaces and will be set forth in an option agreement to be entered into as of the new option grant date. Each Replacement Option will be granted under the 2006 Plan.

        The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the option grant documents for those grants and the 2006 Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable option grant documents and the 2006 Plan. Additional information regarding each Plan may be found in the Registration Statement on Form S-8, filed with the SEC on October 4, 2006.

        Exercise.     Generally, you may exercise the vested portion of your Replacement Options at any time, except if your employment with the Company terminates, for any reason other than a change in control, prior to your Replacement Option becoming fully vested, you will not be able to exercise the portion of your Replacement Option grant that is not vested and those unvested options will be forfeited.

        Income Tax Consequences of the Option Exchange.     Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

         Registration and Sale of Option Shares.     All shares of common stock issuable upon exercise of options granted under the 2006 Plan, including the shares that will be issuable upon exercise of all Replacement Options, will be registered under the Securities Act of 1933 on a registration statement filed with the SEC on Form S-8. Unless you are considered an "affiliate" of the Company, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

        IMPORTANT NOTE: The statements in this offering memorandum concerning the Plans and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the Plans. Copies of each Plan and its related prospectus are available by contacting us at 212-884-2644.

        SECTION 9.    Information Concerning New York & Company, Inc.

        New York & Company, Inc. is a leading specialty retailer of fashion-oriented, moderately-priced women's apparel. The Company designs and sources its proprietary branded New York & Company merchandise sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The target customers for the Company's merchandise are fashion-conscious, value-sensitive women between the ages of 25 and 45. As of January 31, 2009, the Company operated 589 stores in 44 states.

        New York & Company, Inc., formerly known as NY & Co. Group, Inc., was incorporated in the state of Delaware on November 8, 2002. It was formed to acquire all of the outstanding stock of Lerner New York Holding, Inc. ("Lerner Holding") and its subsidiaries from Limited Brands, Inc., an unrelated company. On November 27, 2002, Irving Place Capital, formerly known as Bear Stearns Merchant Banking, completed the acquisition of Lerner Holding and its subsidiaries from Limited Brands, Inc. On October 6, 2004, the Company completed an initial public offering and listed its common stock on the NYSE. The Company's mailing address and executive offices are located at 450 West 33rd Street, 5th Floor, New York, NY 10001. The Company's phone number is (212) 884-2000.

        Certain Financial Information.     We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended January 31, 2009, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended January 31, 2009 and February 2, 2008 and the selected consolidated balance sheet data as of January 31, 2009 and February 2, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended January 31, 2009.

	Fiscal year ended January 31, 2009 (52-weeks)	Fiscal year ended February 2, 2008 (52-weeks)
	(Amounts in thousands, except per share amounts)
Statements of operations data(1):
Net Sales	$1,139,853	$1,194,944
Cost of goods sold, buying and occupancy costs	843,478	851,739

Gross profit	296,375	343,205
Selling, general and administrative expenses	306,101	298,325
Restructuring charges(2)	24,529	—

Operating (loss) income	(34,255)	44,880
Interest expense, net of interest income	726	1,200

(Loss) income from continuing operations before income taxes	(34,981)	43,680
(Benefit) provision for income taxes	(14,683)	17,004

(Loss) income from continuing operations	(20,298)	26,676
Income (loss) from discontinued operations, net of taxes(1)	491	(31,533)

Net loss	$(19,807)	$(4,857)

Basic (loss) earnings per share:
Basic (loss) earnings per share from continuing operations	$(0.34)	$0.46
Basic earnings (loss) per share from discontinued operations	0.01	(0.54)

Basic loss per share	$(0.33)	$(0.08)

Diluted (loss) earnings per share:
Diluted (loss) earnings per share from continuing operations	$(0.34)	$0.44
Diluted earnings (loss) per share from discontinued operations	0.01	(0.52)

Diluted loss per share	$(0.33)	$(0.08)

Weighted average shares outstanding:
Basic shares of common stock	59,650	58,537

Diluted shares of common stock	59,650	61,028

	As of
	January 31, 2009	February 2, 2008
	(in thousands)
Balance sheet data (at period end):
Cash and cash equivalents (including cash at discontinued operations of $1 and $223, respectively)	$54,281	$73,957
Current assets	$208,446	$232,530
Noncurrent assets	$248,367	$255,926
Current liabilities	$137,847	$148,051
Working capital	$70,599	$84,479
Total assets	$456,813	$488,456
Total debt	$19,500	$25,500
Stockholders' equity	$222,496	$239,961

(1)
In connection with the decision to exit the JasmineSola business, the Company recorded a $35.2 million impairment charge in fiscal year 2007 related to the property and equipment, goodwill and trademarks of JasmineSola, a $1.3 million charge for severance costs and a $5.8 million charge for lease termination costs. As of February 2, 2008, all JasmineSola stores were closed and all other exit procedures were substantially complete; therefore, JasmineSola's results of operations are presented as discontinued operations in the current and prior periods presented.

(2)
In connection with the Company's multi-year restructuring and cost reduction program launched in January 2009, the Company recorded pre-tax restructuring charges totaling $24.5 million. These charges were comprised of a non-cash charge of $22.9 million related to the impairment of store assets and a $1.7 million cash charge primarily related to severance and other costs necessary to implement the restructuring and cost reduction program.

        The Company's book value per share at January 31, 2009 is $3.68 (calculated using the book value of total stockholders' equity as of January 31, 2009, divided by the number of outstanding shares of our common stock as of January 31, 2009).

        The following table sets forth our ratio of earnings to fixed charges for each of the two fiscal years ended January 31, 2009 and February 2, 2008.

	Fiscal Year 2008	Fiscal Year 2007
Ratio of earnings to fixed charges	N/A	2.43

        The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. The pre-tax losses from continuing operations for the fiscal year ended January 31, 2009 are not sufficient to cover fixed charges. As a result, the ratio of earnings to fixed charges has not been computed for this period.

        The financial information included in the sections entitled "Item 6. Selected Financial Data" and "Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for the year ended January 31, 2009, filed with the SEC on April 7, 2009, is incorporated herein by reference. See Section 16 ("Additional Information")` in this offering memorandum for instructions on how you can obtain copies of the Annual Report. For information regarding the accounting consequences of this

Offer, see Section 11 ("Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer").

        SECTION 10.    Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Options.

        A list of our directors and executive officers is attached to this offering memorandum as Schedule A, which is incorporated herein by reference.

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of May 26, 2009. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after May 26, 2009 are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Richard P. Crystal	2,119,065	(2)	3.46%
Kevin Finnegan	180,081	(3)	*
Leslie Goldmann	109,315	(2)	*
Sheamus G. Toal	84,724	(2)	*
Sandra Brooslin Viviano	281,198	(2)	*
Bodil M. Arlander	—	(2)	*
Philip M. Carpenter III	—	(2)	*
David H. Edwab	39,353	(2)	*
John D. Howard	31,618,972	(2)	52.77%
Louis Lipschitz	20,500	(2)	*
Edward W. Moneypenny	17,000	(2)	*
Grace Nichols	3,333	(2)	*
Richard L. Perkal	—	(2)	*
Arthur E. Reiner	74,429	(2)	*
Pamela Grunder Sheiffer	23,666	(2)	*
IPC/NYCG LLC	31,618,972	(2)	52.77%
All directors and executive officers as a group (15 persons)	34,571,636		56.19%

*
Less than 1%.

(1)
Information as to the percentage of shares beneficially owned is calculated based on 59,915,950 shares of common stock outstanding on May 26, 2009. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to the Company's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 450 W. 33rd Street, 5th Floor, New York, NY 10001.

(2)
With the exception of Kevin Finnegan, please refer to the beneficial ownership table on pages 27-28 of the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on May 15, 2009, which is incorporated herein by reference, for a description of the reporting person's beneficial ownership.

(3)
Includes 125,672 shares of common stock, 10,000 shares of restricted stock, 35,959 shares of restricted stock issued in connection with the Company's Spring 2009 bonus plan (Refer to the "Compensation Discussion and Analysis" section of the Definitive Proxy Statement on Schedule 14A filed with the SEC on May 15, 2009), and 8,450 shares of common stock issuable upon exercise of options.

        As of May 26, 2009, our executive officers and directors (15 persons) as a group held options outstanding under the Plans to purchase a total of approximately 2,005,032 shares of our common stock. This number represented approximately 45.0% of the shares subject to all options outstanding under the Plans as of that date. As of May 26, 2009, of these outstanding options, approximately 155,500 options are eligible for exchange in the Offer. This number represented approximately 22.4% of the shares subject to all Eligible Options outstanding under the Plans as of that date.

        The following table sets forth the aggregate number of options outstanding under the Plans and the maximum number of Eligible Options held by the Company's executive officers and directors as of May 26, 2009:

Name	Aggregate Number of Options Outstanding Under the Plans	Maximum Number of Eligible Options
Richard P. Crystal	1,417,465	*
Kevin Finnegan	61,500	11,500
Leslie Goldmann	162,286	41,500
Sheamus G. Toal	160,000	85,000
Sandra Brooslin Viviano	163,781	17,500
Bodil M. Arlander	—	*
Philip M. Carpenter III	—	*
David H. Edwab	—	*
John D. Howard	—	*
Louis Lipschitz	10,000	*
Edward W. Moneypenny	10,000	*
Grace Nichols	10,000	*
Richard L. Perkal	—	*
Arthur E. Reiner	—	*
Pamela Grunder Sheiffer	10,000	*
All directors and executive officers as a group (15 persons)	2,005,032	155,500

*
Not eligible to participate in the Option Exchange Program.

        Other than as described below and other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of the Company, neither the Company or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase the Company's common stock or in shares of the Company's common stock during the 60 days prior to May 26, 2009, except as follows:

        On April 9, 2009, David H. Edwab sold 25,000 shares of New York & Company common stock at a price of $4.38 per share.

        Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, or our Definitive Proxy Statement for our 2009 Annual Meeting of Stockholders, and other than outstanding options and other awards granted from time to time to certain of our associates (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        SECTION 11.    Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

        Each Eligible Option that we acquire pursuant to this Offer will be cancelled. The shares of common stock subject to an exchanged Eligible Option will not be available for future awards.

        The exchange of Eligible Options for Replacement Options will be considered a modification of the impacted awards for accounting purposes, as determined by the Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (SFAS 123-R). The estimated fair value of the Eligible Options and the Replacement Options will be calculated in accordance with a valuation method referred to as the "Black-Scholes option valuation model," and the exchange ratios will be calculated to result in the fair value of the Replacement Options equaling the fair value of the Eligible Options, to be calculated on the expiration date. Because the exchange ratio of Eligible Options to Replacement Options will be calculated based on maintaining the same fair value between the Eligible Options and the Replacement Options under SFAS 123(R), we do not expect to incur a compensation charge as a result of the exchange.

        SECTION 12.    Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement Options for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 of this offering memorandum.

        SECTION 13.    Material U.S. Federal Income Tax Consequences.

        The following section provides a general discussion of the material federal income tax consequences of the exchange of Eligible Options under this Offer and does not constitute tax advice. This discussion is based on the income tax provisions of the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis and may vary depending upon individual circumstances. This section does not discuss other federal tax consequences (such as employment, gift, estate, social security, or state or local taxes that may be applicable) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Option Exchange Program.

        Federal Income Tax Consequences of the Exchange of Options.     If you tender Eligible Options for cancellation in exchange for Replacement Options, you will not recognize income for federal income tax purposes. If you are granted Replacement Options, you will not recognize income for federal income tax purposes upon the grant of the Replacement Options. The required holding period for incentive stock options that are exchanged for Replacement Options will be reset. Therefore, in order for such incentive stock options to receive the beneficial tax treatment described herein, common stock purchased under a Replacement Option that is intended to be an incentive stock option must be held for at least two years following the grant date and one year following the exercise date of such options.

        Incentive Stock Options.     In general, an associate will not realize taxable income upon either the grant or the exercise of a new incentive stock option and the Company will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date the Replacement Options are granted until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

        If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

        Non-Qualified Stock Options.     The grant of a new non-qualified stock option is not a taxable event for federal income tax purposes. Upon the transfer of our common stock pursuant to exercise of a new non-qualified stock option ("acquired shares"), you must recognize ordinary compensation income for federal income tax purposes in an amount equal to the excess of the fair market value of the acquired shares, determined at the date of transfer, over the exercise price of such option. The ordinary compensation income recognized by you will be subject to tax withholding as wages.

        Your tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income recognized upon exercise. Assuming the acquired shares are held by you as capital assets, any gain or loss on a sale or other disposition of the acquired shares will be treated as a capital gain or loss subject to federal income taxation at the applicable capital gains rate (determined by your holding period measured from the date of transfer of the acquired shares).

        If you deliver previously-owned shares of our common stock ("delivered shares") to pay any part of the exercise price upon exercise of a new non-qualified stock option, there will be no tax on the tender of the delivered shares. Note, however, that the tax basis of the number of acquired shares equal to the number of delivered shares will be equal to your tax basis in the delivered shares, and the holding period for purposes of determining the applicable capital gains rate with respect to such acquired shares will include your holding period with respect to the delivered shares. Built-in gain from the previously-owned shares will be deferred until the time of sale of the newly acquired shares. Using previously-owned shares, however, will not affect the amount of taxable compensation income recognized from your exercise. Your tax basis in the number of acquired shares that exceeds the number of delivered shares will be equal to the amount of ordinary compensation income recognized plus any cash paid at exercise, and the holding period for subsequent capital gains rate determination will be measured from the transfer date.

        Certain Other Tax Issues.     In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Exchange Act, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

        As noted above, because each Eligible Associate is in a different financial and tax situation, we suggest that each of you consult with your personal financial and tax advisors before deciding to participate in the Option Exchange Program.

        SECTION 14.    Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

        If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

        Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Associates in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release.

        If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

        SECTION 15.    Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.

        SECTION 16.    Additional Information.

        We recommend that, in addition to this offering memorandum and your individualized Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Options:

          (a)   New York & Company, Inc.'s Annual Report on Form 10-K, for the year ended January 31, 2009, filed with the SEC on April 7, 2009.

          (b)   New York & Company, Inc.'s Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on May 15, 2009.

          (c)   New York & Company, Inc.'s Registration Statement on Form S-8, filed with the SEC on October 4, 2006.

        We expect to file our Quarterly Report on Form 10-Q for our fiscal quarter ended May 2, 2009 on or before June 11, 2009. You should review this Form 10-Q before making a final decision on whether to elect to exchange Eligible Options.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

        Our common stock is quoted on the NYSE under the symbol "NWY" and our SEC filings can also be read at the following NYSE address:

New York Stock Exchange
11 Wall Street
New York, New York 10005

        We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

New York & Company
Attn: Option Exchange Program
450 West 33rd Street
New York, NY 10117-0131

or by telephoning us at (212) 884-2644, or by e-mail at OptionExchange@nyandcompany.com.

        The information contained in this offering memorandum about New York & Company should be read together with the information contained in the documents to which we have referred you.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

        SECTION 17.    Miscellaneous.

        This offering memorandum and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "can," "could," "might," "should" and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed report on Form 10-K. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

        The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

        We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

New York & Company, Inc.
June 1, 2009

 SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
NEW YORK & COMPANY, INC.

        The directors and executive officers of New York & Company, Inc. and their positions with the Company as of May 26, 2009 are set forth in the following table:

Name	Position(s) with the Company
Richard P. Crystal*	Chairman, Chief Executive Officer and Director
Kevin Finnegan*	Executive Vice President, Global Sales and Operations
Leslie Goldmann*	Executive Vice President, Merchandising
Sheamus G. Toal*	Executive Vice President, Chief Financial Officer
Sandra Brooslin Viviano*	Executive Vice President, Human Resources
Bodil M. Arlander	Director
Philip M. Carpenter III	Director
David H. Edwab	Director
John D. Howard	Director
Louis Lipschitz	Director
Edward W. Moneypenny	Director
Grace Nichols	Director
Richard L. Perkal	Director
Arthur E. Reiner	Director
Pamela Grunder Sheiffer	Director

*
Denotes executive officer

        The address of each director and executive officer is: c/o New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, NY 10001

A-1

QuickLinks

IMPORTANT
TABLE OF CONTENTS
INDEX TO SUMMARY TERM SHEET
SUMMARY TERM SHEET
OPTION EXCHANGE PROGRAM DESIGN AND PURPOSE
ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE PROGRAM
OTHER IMPORTANT QUESTIONS
THIS OFFER
  Proper Exchange of Eligible Options.
  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.
  Our Acceptance Constitutes an Agreement.
  Consideration.
  Terms of Replacement Options.
  Exercise.
  Income Tax Consequences of the Option Exchange.
  Registration and Sale of Option Shares.
  Certain Financial Information.
  Federal Income Tax Consequences of the Exchange of Options.
  Incentive Stock Options.
  Non-Qualified Stock Options.
  Certain Other Tax Issues.
SCHEDULE A INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF NEW YORK & COMPANY, INC.